UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 30, 2007

Aradigm Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

California	0-28402	94-3133088
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3929 Point Eden Way, Hayward, California		94545
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(510) 265-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 30, 2007, Aradigm Corporation ("Aradigm") and Lung Rx, Inc. ("Lung Rx"), a wholly-owned subsidiary of United Therapeutics Corporation, signed an Exclusive License, Development and Commercialization Agreement (the "Agreement") pursuant to which Aradigm granted LungRx an exclusive license to develop and commercialize inhaled treprostinil using Aradigm’s AERx Essence® technology for the treatment of pulmonary arterial hypertension (PAH) and other potential therapeutic indications.

Under the terms of the Agreement, Aradigm will receive an upfront fee of $440,000 from Lung Rx, followed by an additional fee of $440,000 four months after the signing date. Under the terms of the Agreement, Aradigm will initiate, and is responsible for conducting and funding, a study that includes a bridging clinical trial intended to compare the AERx Essence technology to the nebulizer used in an ongoing Phase 3 registration trial for treprostinil with a nebulizer. Aradigm expects the bridging clinical trial will be completed in 2008.

Following successful completion of the bridging study, Aradigm will receive from Lung Rx certain milestones and license fees. These fees are expected to be paid within three years of signing the Agreement and total up to $9.65 million. In addition, Lung Rx will purchase $3.47 million of Aradigm’s common stock at the average closing price for the thirty day period prior to specified events. Under the terms of the Agreement, following successful completion of the bridging study Lung Rx will also pay for the remaining development costs to commercialize and be responsible for manufacturing inhaled treprostinil with AERx Essence technology.

Following commercialization of the product, Aradigm will receive royalties from Lung Rx on a tiered basis of up to 10% of net sales of any licensed products.

The foregoing is a summary description of the terms and conditions of the agreement. It is qualified in its entirety by reference to the Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aradigm Corporation

September 4, 2007	By:	Igor Gonda

Name: Igor Gonda
Title: President and Chief Executive Officer